EXHIBIT 99.1

Press contact:	Financial contact:
Matt Buckley	Jerry Sisitsky
RSA Security Inc.	RSA Security Inc.
(781) 515-6212	(781) 515-6065
mbuckley@rsasecurity.com	jsisitsky@rsasecurity.com

RSA Security Announces Preliminary
First-Quarter Financial Results

Company to Host Conference Call at 6:00 p.m. ET

BEDFORD, Mass., April 4, 2005 – RSA Security Inc. (NASDAQ: RSAS) today reported preliminary financial results for the first quarter ended March 31, 2005.

Based on preliminary financial data, the Company anticipates that revenue for the first quarter will be in the range of $74 million to $76 million, compared with revenue of $72 million for the first quarter of 2004. In its financial results press release on January 27, 2005, the Company provided first-quarter 2005 guidance for revenue in a range of $81 million to $84 million. RSA Security expects to report first-quarter 2005 earnings per diluted share in a range of $0.08 to $0.10, compared with $0.10 per diluted share for the first quarter of 2004. The Company’s first-quarter guidance was for earnings per diluted share in a range of $0.13 to $0.15.

The Company also expects to report that backlog for the quarter remained at approximately the same level as the fourth quarter, and that its deferred revenue balance was down from the prior quarter.

In addition to the slower seasonal pattern that occurs during the first quarter, the Company experienced slower than anticipated uptake rates for software products during the last month of the quarter. This slowdown occurred across the Company’s software product lines in both the Americas and Europe. Within the Company’s traditional vertical markets, revenue from the technology sector was lower than expected. However, with respect to the Company’s authentication business, the volume of authentication credentials licensed during the first quarter was similar to the prior quarter, and increased year-over-year. In addition, pricing of authentication credentials remained consistent with prior periods.

RSA Security expects to report its full first-quarter financial results on April 27, 2005.

Preliminary Financial Results Conference Call Details
In conjunction with this announcement, RSA Security will host a conference call today at 6:00 p.m. (ET) to discuss the Company’s preliminary financial results. A live webcast of this conference call will be available on the “Investor” page of the Company’s website, and a webcast archive will be available for approximately three months. To access this call by telephone, dial (800) 810-0924or (913) 981-4900. A replay will be available through midnight on Monday, April 11, 2005 at (888) 203-1112 or (719) 457-0820. Both live and replay numbers have a pass code of 7617467.

About RSA Security Inc.
RSA Security Inc. helps organizations confidently protect identities and information access. The company secures more than 15 million user identities, safeguards trillions of business transactions annually, and manages the confidentiality of data in tens of thousands of applications worldwide. RSA Security’s portfolio of award-winning solutions – including identity & access management, secure mobile & remote access, secure enterprise access, secure transactions and consumer identity protection – sets the standard in the industry. Our strong reputation is built on a 20-year history of ingenuity, leadership and proven technologies, and our more than 17,000 customers around the globe. Together with more than 1,000 technology and integration partners, RSA Security inspires confidence in everyone to experience the power and promise of the Internet. For more information, please visit www.rsasecurity.com.

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RSA and RSA Security are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.

This press release contains forward-looking statements regarding RSA Security’s financial results for the first quarter of 2005. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements include the Company’s final analysis and review of its financial results for the first quarter, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 14, 2005.